Exhibit 3.1

FIRST AMENDMENT TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
VIPER ENERGY PARTNERS LP

THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VIPER ENERGY PARTNERS LP, dated as of December 29, 2017 (this “Amendment”), is entered into by VIPER ENERGY PARTNERS GP LLC (the “General Partner”), a Delaware limited liability company and the general partner of VIPER ENERGY PARTNERS LP (the “Partnership”), a Delaware limited partnership, pursuant to the authority granted to the General Partner in Section 13.1 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 23, 2014 (the “Partnership Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

RECITALS

WHEREAS, the Bipartisan Budget Act of 2015 eliminates the concept of a “tax matters partner,” replaces it with the concept of a “partnership representative” and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;

WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner may, without the approval of any other Partner, amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may, without the approval of any other Partner, amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner may, without the approval of any other Partner, amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); and

WHEREAS, acting pursuant to the power and authority granted to it under Sections 13.1(c) and 13.1(d) of the Partnership Agreement, the General Partner has determined that the amendments contemplated by this Amendment (i) are necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes, (ii) do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (iii) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in the Code and the Treasury Regulations promulgated thereunder;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

A.    Amendments.

1.Section 9.3 is hereby amended and restated in its entirety as follows:

9.3    Tax Controversies.

(a)    For taxable years beginning on or before December 31, 2017, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code, prior to amendment by the Bipartisan Budget Act of 2015 (the “BBA”)). For each taxable year beginning after December 31, 2017, the General Partner shall be or shall designate the “partnership representative” (as defined in Section 6223 of the Code, as amended by the BBA) and any other Persons necessary to conduct proceedings under Subchapter C of Chapter 63 of the Code (as amended by the BBA) for such year. Any such designated Person or Persons shall serve at the pleasure of, and act at the direction of, the General Partner. The partnership representative, as directed by the General Partner, shall exercise any and all authority of the “partnership representative” under the Code (as amended by the BBA), including, without limitation, (i) binding the Partnership and its Partners with respect to actions taken under Subchapter C of Chapter 63 of the Code (as amended by the BBA), and (ii) determining whether to make any available election under Section 6226 of the Code (as amended by the BBA).

(b)    The General Partner (acting through the partnership representative to the extent permitted by Section 9.3(a)) is authorized and required to act on behalf of and represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and the General Partner is authorized to expend Partnership funds for professional services and costs associated therewith.

(c)    Each Partner agrees to cooperate with the General Partner (or its designee) and to do or refrain from doing any or all things reasonably requested by the General Partner (or its designee) in its capacity as the “tax matters partner,” the “partnership representative,” or such designee.

(d)    The General Partner is authorized to amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing or interpreting the partnership audit, assessment and collection rules adopted by the BBA, including any amendments to those rules.

2.Section 9.4 is hereby amended and restated in its entirety as follows:

9.4    Withholding; Tax Payments.

(a)    If taxes and related interest, penalties or additions to taxes are paid by the Partnership on behalf of all or less than all the Partners or former Partners, including, without limitation, any payment by the Partnership of an imputed underpayment under Section 6225 of the Code (as amended by the BBA), the General Partner may treat such payment as a distribution of cash to such Partners, treat such payment as a general expense of the Partnership, or require that persons who were Partners of the Partnership in the taxable year to which the payment relates (including former Partners) indemnify the Partnership upon request for their allocable share of that payment, in each case as determined appropriate under the circumstances by the

General Partner. The amount of any such indemnification obligation of, or deemed distribution of cash to, a Partner or former Partner in respect of an imputed underpayment under Section 6225 of the Code (as amended by the BBA) shall be reduced to the extent that the Partnership receives a reduction in the amount of the imputed underpayment under Section 6225(c) of the Code (as amended by the BBA) which, in the determination of the General Partner, is attributable to actions taken by, the tax status or attributes of, or tax information provided by or attributable to, such Partner or former Partner pursuant to or described in Section 6225(c) of the Code (as amended by the BBA).

(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action determined, in its discretion, to be necessary or appropriate to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation of distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

B.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

C.    Severability. Each clause or provision of this Amendment shall be considered severable and if for any reason any clause or provision herein is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

D.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER

Viper Energy Partners GP LLC

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Financial Officer and Executive Vice President

Signature Page to
First Amendment to First Amended and Restated Agreement of Limited Partnership